Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Fusemachines Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered (1) (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fee Previously Paid	Equity	Common Stock	457(c)	(3)	22,899,199	$2.03	$46,485,373.97	$0.00013810	$6,419.63
Fee Previously Paid	Equity	Common Stock issuable upon the exercise of public warrants	457(g)	(4)	9,487,500	$11.50	109,106,250.00	$0.00013810	15,067.57
Fees Previously Paid	Equity	Common Stock	457(c)	(5)	588,235	$1.78	$1,047,058.30	$0.00013810	144.60
Fee to be paid	Equity	Common Stock (additional shares)	457(c)	(6)	3,061,281	1.56	4,775,598.36	0.00013810	659.51
	Total Offering Amounts						$161,414,280.63		$22,291.31
	Total Fees Previously Paid								$21,631.80
	Total Fee Offsets								$-
	Net Fee Due								$659.51

(1)	Pursuant to Rule 416, the securities being registered hereunder also include such indeterminable number of additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends, or similar transactions.

(2)	Amount registered consists of up to 9,487,500 shares of common stock which includes (i) shares of common stock to be issued upon the exercise of 9,487,500 public warrants; (ii) the resale of up to 22,899,199 shares of common stock, including 3,971,250 shares of common stock issuable upon the exercise of private placement warrants; and (iii) the resale of up to 588,235 shares of common stock issued in a private placement.

(3)	Estimated in accordance with Rule 457(c), solely for the purpose of calculating the registration fee based on the average of the high and low prices of the common stock as reported on the Nasdaq on December 18, 2025.

(4)	Based upon the $11.50 exercise price per share of common stock issuable upon exercise of the public warrants.

(5)	Estimated in accordance with Rule 457(c), solely for the purpose of calculating the registration fee based on the average of the high and low prices of the common stock as reported on the Nasdaq on January 7, 2026.

(6)	Estimated in accordance with Rule 457(c), solely for the purpose of calculating the registration fee based on the average of the high and low prices of the common stock as reported on the Nasdaq on January 28, 2026.